Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of Asteriko Corp.

We hereby consent to the use in the amendment to the Registration Statement on Form S-1 (the "Registration Statement") of our report dated July 28, 2014, relating to the balance sheet of Asteriko Corp. (the "Company") as of June 30, 2014 and the related statements of operations, stockholder's equity and cash flows for theperiod from April 17, 2014 (inception) through June 30, 2014, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption "Experts" in such Registration Statement.



/s/ Li and Company, PC
--------------------------------
Li and Company, PC

Skillman, New Jersey
December 02, 2014